Exhibit 99.2

Alesco Financial Inc. Announces Private Offering of $75 Million

of Contingent Convertible Senior Notes Due 2027

Philadelphia, Pennsylvania – May 8, 2007 – Alesco Financial Inc. (NYSE: AFN), a specialty finance real estate investment trust, today announced it has commenced a private offering, subject to market and other conditions, of $75 million aggregate principal amount of contingent convertible senior notes due 2027 to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes will be convertible upon the occurrence of specified events into cash or, if applicable under the terms of the notes, a combination of cash and shares of Alesco Financial’s common stock. The interest rate, conversion rate, redemption rights, repurchase rights and offering price are to be determined by negotiations between Alesco Financial and the initial purchaser of the notes. Alesco Financial will grant the initial purchaser in the offering an option to purchase up to an additional $11.25 million aggregate principal amount of notes within 30 days after the initial issuance of the notes to cover overallotments, if any.

Alesco Financial expects to use up to $25 million of the net proceeds to repurchase shares of its common stock concurrently with the offering. Alesco Financial expects to use the balance of the net proceeds to repay debt and make additional investments in its target asset classes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities of Alesco Financial in any jurisdiction. The notes and the shares Alesco Financial’s common stock that may be issuable upon exchange of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any State or other jurisdiction and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and other applicable securities laws.

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Investors:	Media:
John Longino Chief Financial Officer 215-701-9687 jlongino@cohenandcompany.com	Joseph Kuo Kekst and Company 212-521-4863